EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GrowLife, Inc. on Form S-8 (No. 333-229153) of our report dated May 16, 2022, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of GrowLife, Inc. for the year ended December  31, 2021.

/s/ Macias Gini & O’Connell LLP

Irvine, California

May 16, 2022